EXHIBIT 3.03

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
UNITED DOMINION REALTY TRUST, INC.

United Dominion Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Amended and Restated Articles of Incorporation of the Corporation (the “Charter”), the first sentence of Section 5.1 of the Charter is hereby amended in its entirety to read as follows:

“The Corporation shall have authority to issue 250,000,000 shares of Common Stock having a par value of $1.00 per share (“Common Stock”) and 50,000,000 shares of preferred stock without par value (“Preferred Stock”).”

SECOND: (a) As of immediately before the amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is 275,000,000 shares, of which 250,000,000 shares are Common Stock, $1.00 par value per share, and of which 25,000,000 shares are preferred stock, without par value.

     (b) As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 300,000,000 shares, of which 250,000,000 shares are Common Stock, $1.00 par value per share, and of which 50,000,000 are preferred stock without par value.

     (c) The aggregate par value of all shares having a par value is $250,000,000 before the amendment and $250,000,000 as amended.

     (d) The shares of stock of the Corporation are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by the amendment.

THIRD: The foregoing amendment to the Charter has been approved by a majority of the entire board of directors, and the amendment is limited to a change expressly permitted by Section 2-105(a)(12) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The foregoing amendment to the Charter shall become effective upon acceptance for record by the SDAT.

IN WITNESS WHEREOF, these Articles of Amendment are hereby signed for and on behalf of the Corporation by its Executive Vice President and Chief Financial Officer, who hereby acknowledges that said Articles of Amendment is the act of said Corporation and hereby states under the penalties of perjury that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects to the best of his knowledge, information, and belief, and said Articles of Amendment are hereby witnessed by the Secretary of the Corporation.

     Executed on this 21st day of March, 2005.

United Dominion Realty Trust, Inc.
By:	/s/ Christopher D. Genry
Christopher D. Genry
Executive Vice President and Chief Financial Officer

Witness: March 21, 2005

/s/ Mary Ellen Norwood
Mary Ellen Norwood
Secretary

Please return to:
Morrison & Foerster LLP
370 17th Street
Suite 5200
Denver, Colorado 80202
Attn: Warren L. Troupe, Esq.